Dril-Quip, Inc. Management Presentation Acquisition of TIW Corporation October 17, 2016 Exhibit 99.2

Disclaimer The information furnished in this presentation contains “forward-looking statements” within the meaning of the federal securities laws including expectations regarding projected revenue, EBITDA margins, earnings per share, and cash flow per share. Forward-looking statements include goals, projections, estimates, expectations, forecasts, plans and objectives, and are based on assumptions, estimates and risk analysis made by management of Dril-Quip in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. No assurance can be given that actual future results will not differ materially from those contained in the forward-looking statements in this presentation. Although Dril-Quip believes that all such statements contained in this presentation are based on reasonable assumptions, there are numerous variables of an unpredictable nature or outside of Dril-Quip’s control that could affect Dril-Quip’s future results and the value of its shares. Each investor must assess and bear the risk of uncertainty inherent in the forward-looking statements contained in this presentation. Please refer to Dril-Quip’s filings with the SEC for additional discussion of risks and uncertainties that may affect Dril-Quip’s actual future results. Dril-Quip undertakes no obligation to update the forward-looking statements contained herein.

TIW Corporation Overview

- TIW Corporation ("TIW") is an industry-leading manufacturer of consumable downhole products for the global oil and gas market.
- Strong market position in conventional and expandable liner hanger systems
- Onshore and offshore applications
- Headquartered in Houston, TX
- Founded in 1917

Conventional Liner Hanger Systems



Mechanical Liner Hanger

Liner hanger systems are used to hang a smaller casing string inside a larger casing string (rather than the wellhead), which reduces the weight of the casing program. TIW offers both mechanical and hydraulic set liner hangers.

Expandable Systems



XPak Expandable Liner Hanger System

Expandable liner hanger systems are typically utilized in challenging environments such as deepwater and/or HPHT[1] applications. TIW also offers an expandable patching technology.

Tool Rental & Service



FlowBoss™ Surge Reduction Tool

All TIW systems are installed by a TIW technician utilizing tools that are rented to customers.

Other Products



TIW Kelly Valve

TIW also provides Kelly and safety valves, a comprehensive suite of packers, and honing and boring services.

[1]High Pressure, High Temperature

2

Complementary Geographic Footprint TIW Corporate HQ Dril-Quip Corporate/Regional HQ Dril-Quip Presence TIW Presence Dril-Quip and TIW’s combined footprint enhances international exposure in key markets Approximately 2,400 employees across 6 continents

Executing Our Strategy Ensure financial stability and flexibility through capital structure Enhance product, service, and R&D capabilities to grow market share Return cash to shareholders Pursue growth opportunities through strategic M&A Strong Balance Sheet External Initiatives Internal Initiatives Zero Debt Share Repurchase Dril-Quip’s first acquisition aligns with company efforts to pursue growth opportunities through strategic M&A

Strategic Considerations Products & Services Established brand and reputation with nearly 100 years of operating history Key Markets Served Global footprint with considerable portion of revenue stemming from key international markets, including the Middle East and South America Synergies Skilled engineering and manufacturing workforce producing product in API and ISO certified facilities Substantial IP portfolio with established and patented technology that continues path of innovation Approximately 70% of TIW’s liner hanger system installations occur onshore, which p rovides onshore exposure and associated optionality Opportunity to consolidate operating locations Achievable synergies that are primarily driven by cost efficiencies Dril-Quip’s established offshore presence provides additional sales opportunities for expandable liner hanger systems Strong market positions for both conventional and expandable liner hanger systems Significantly enhances Dril-Quip’s exposure to the liner hanger market

Transaction Details 1Based on consensus commodity price estimates Consideration Financial Marketing Approximately $143 million in cash On a cash-free, debt-free basis Achieved peak revenue of approximately $140 million in 2014 Revenue expected to trough between $60 million and $70 million in 2016 2018 revenue expected to be between $80 million and $100 million 1 Expect double digit accretion for EPS and CFPS on a % basis in 2018 (neutral in 2017) Closing TIW to continue marketing its products and services under the TIW Corp name Subject to regulatory approvals Expected to close 4Q16 With synergies, 2018 EBITDA margins expected to be similar to Dril-Quip margins

Summary TIW’s products and services are highly complementary with Dril-Quip’s Accretion primarily driven by cost synergies Provides onshore exposure and associated optionality Positive use of Dril-Quip’s balance sheet; Well positioned for additional M&A Strong cultural fit will facilitate integration